Form N-CSR Item 19(c) Exhibit

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-269206 on Form N-2 of our report dated January 22, 2025, relating to the financial statements and financial highlights of Eaton Vance Municipal Income Trust (the “Trust”), appearing in this Annual Report on Form N-CSR of the Trust for the year ended November 30, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 24, 2025